	ATTORNEYS AT LAW	Boulder, CO 303 546-4000
	5200 Carillon Point Kirkland, WA 98033-7356	Denver, CO 303 606-4800
	Main 425 893-7700 Fax 425 893-7777	Menlo Park, CA 650 843-5100
Palo Alto, CA 650 843-5000
October 4, 2000		Reston, VA 703 262-8000
	www.cooley.com	San Diego, CA 858 550-6000
San Francisco, CA 415 693-2000
CHRISTOPHER W. WRIGHT 425 893-7800 cwwright@cooley.com

InterNAP Network Services Corporation
601 Union Street, Suite 1000
Seattle, WA 98101

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by InterNAP Network Services Corporation (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") covering a public offering by certain selling shareholders of the Company of up to eight million nine hundred eight thousand one hundred ten (8,908,110) shares of Common Stock (the "Common Stock").

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus, the Company's Articles of Incorporation, as amended, and Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Common Stock, when sold and issued in accordance with the Registration Statement and related Prospectus, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included on the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

By:	/s/ CHRISTOPHER W. WRIGHT Christopher W. Wright